Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060 Phone: 1-800-570-5688

For Immediate Release

Gas Natural Inc. Appoints Michael R. Winter

as New Independent Director

Adds wealth of utility regulatory and SEC reporting experience to Board

MENTOR, OH, September 24, 2014, Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utility companies serving approximately 73,000 customers in seven states, announced today that it has named Michael R. Winter to its Board of Directors. The Board now consists of nine directors, six of which are independent.

Mr. Gene Argo, Chairman of the Board of Gas Natural, commented, “Mike’s extensive experience with public companies in the utilities and energy sector, especially with respect to regulatory accounting and reporting requirements, brings additional breadth to our Board. We welcome his expertise and look forward to benefitting from his industry knowledge as we execute our growth strategy to realize our potential.”

Mr. Winter is a recently retired partner from the Energy & Utilities practice of PricewaterhouseCoopers LLP (PwC), where he specialized in providing assurance and advisory services to companies involved in the natural gas, electric and water industries. During his over 30-year career at PwC, Mr. Winter worked with various public and private clients in the consumer and industrial products and services industries, focusing on utility, manufacturing and service entities. His utility clients were geographically dispersed from Massachusetts, New York, New Jersey, Ohio and Pennsylvania to Texas, Utah and California. Additionally, they included all aspects of the utility industry ranging from supply and transmission to local distribution. Some specific areas of expertise include: SEC regulatory accounting, mergers and acquisitions, joint ventures and capital markets transactions.

Mr. Winter received his BS from the State University of New York at Binghamton and his MBA from Canisius College. He is a licensed CPA in New York and New Jersey, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Winter also plays an active role in his community serving on the boards of a number of professional and educational organizations in the Western New York region.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 36 billion cubic feet of natural gas to approximately 73,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the

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Gas Natural Inc. Appoints Michael R. Winter as New Independent Director

September 24, 2014

possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations
James E. Sprague Chief Financial Officer	Deborah K. Pawlowski or Karen Howard Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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